SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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[X] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

HC2 Holdings, Inc.
(Name of registrant as specified in its charter)

PERCY ROCKDALE LLC
RIO ROYAL LLC
MG CAPITAL MANAGEMENT LTD.
GEORGE BROKAW
KENNETH COURTIS
MICHAEL GORZYNSKI
ROBIN GREENWOOD
LIESL HICKEY
JAY NEWMAN

 (Name of person(s) filing proxy statement, if other than the registrant)

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MG Capital Management Ltd., together with the other participants named herein (collectively, “MG Capital”), has filed with the Securities and Exchange Commission a preliminary consent statement and an accompanying consent card to be used to solicit votes for the election of its slate of director nominees for the Board of Directors of HC2 Holdings, Inc., a Delaware corporation (the “Issuer”).

On April 2, 2020, MG Capital and its affiliates issued the following press release:

MG Capital Questions HC2’s Appointment of Long-Time Falcone Insider as Chairman

NEW YORK -- (BUSINESS WIRE) -- MG Capital Management, Ltd. (together with Percy Rockdale LLC, the nominating stockholder, and its affiliates, “MG Capital” or “we”), a significant stockholder of HC2 Holdings, Inc. (NYSE: HCHC) (“HC2” or the “Company”), which collectively with the other participants in its solicitation beneficially owns more than 5% of the Company’s outstanding shares, today issued the below statement regarding HC2’s announced separation of its Chairman and Chief Executive Officer roles. As a reminder, we invite stockholders to learn more about our case for change and sign up for updates at www.ABetterHC2.com.

Michael Gorzynski, Founder and Managing Partner, commented:

“We believe stockholders should be very concerned by the elevation of Warren Gfeller to the role of interim Non-Executive Chairman at HC2. Mr. Gfeller is a long-time HC2 director and has longstanding ties to Philip Falcone that date back many years. He most recently served as Chairperson of the Company’s Audit Committee, which oversaw a series of potential material misstatements and omissions as well as a questionable bargain purchase gain that we are concerned may have resulted in an increase in management compensation at the expense of stockholders. Mr. Gfeller has done nothing to lessen those concerns in the last month.

After MG Capital sent a detailed, substantiated letter to Mr. Gfeller on March 2 to request that he address these serious accounting and disclosure issues, his immediate response was to send our correspondence to Mr. Falcone, who was the very person who may have personally benefited at stockholders’ expense. We contend that the elevation of Mr. Gfeller—whose troubling response to our letter fails to give us confidence in his independence and competence—only solidifies the need for wholesale change atop the Company. We believe that this shuffling of the directors’ deck chairs is a reactionary maneuver that stockholders will surely take note of and question.

HC2 should refrain from further maneuvers that we believe are clearly designed to insulate Mr. Falcone and position him to continue to exert control over his fellow directors while still sitting on the Board of Directors.”

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

MG Capital Management, Ltd. together with the other participants named herein (collectively, “MG Capital”), has filed a preliminary consent statement and an accompanying consent card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of director nominees for the Board of Directors of HC2 Holdings, Inc., a Delaware corporation ("HC2" or the “Company”).

MG CAPITAL STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE CONSENT STATEMENT AND OTHER CONSENT MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH CONSENT MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS CONSENT SOLICITATION WILL PROVIDE COPIES OF THE CONSENT STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR: SARATOGA PROXY CONSULTING LLC (TEL: (888) 368-0379 OR (212) 257-1311; EMAIL: INFO@SARATOGAPROXY.COM).

The participants in the solicitation are anticipated to be MG Capital Management, Ltd., a Cayman Islands company limited by shares (“MG Capital”), Percy Rockdale LLC, a Michigan limited liability company (“Percy Rockdale”), Rio Royal LLC, a Delaware limited liability company (“Rio Royal”), Michael Gorzynski, a natural person, (“Mr. Gorzynski,” and, together with MG Capital, Percy Rockdale and Rio Royal, the “MG Capital Participants”), George Brokaw, a natural person (“Mr. Brokaw”), Kenneth Courtis, a natural person (“Mr. Courtis”), Robin Greenwood, a natural person (“Mr. Greenwood”), Liesl Hickey, a natural person (“Ms. Hickey”), and Jay Newman, a natural person (“Mr. Newman” and together with Mr. Brokaw, Mr. Courtis, Mr. Greenwood, Mr. Gorzynski and Ms. Hickey, each a “Nominee” and collectively, the “Nominees”; the Nominees and the MG Capital Participants collectively, the “Participants”).

As of the date hereof, Percy Rockdale is the direct owner of 2,422,000 shares of common stock of the Company, $0.001 par value (“Common Stock”). As of the date hereof, Rio Royal is the direct owner of 10,000 shares of Common Stock. MG Capital Management, Ltd., as the investment holding company of Rio Royal, may be deemed the beneficial owner of the 10,000 shares of Common Stock owned by Rio Royal. Mr. Gorzynski, as the sole Manager of Percy Capital and the sole Director of MG Capital Management, Ltd., may be deemed the beneficial owner of (i) the 2,422,000 shares of Common Stock owned by Percy Rockdale and (ii) the 10,000 shares of Common Stock owned by Rio Royal. As of the date hereof, Mr. Brokaw is the beneficial owner of 40,000 shares of Common Stock. As of the date hereof, Mr. Courtis is the beneficial owner of 237,336 shares of Common Stock. Except as described herein, no other Participant beneficially owns any Common Stock as of the date hereof.

Contacts

For Investors:

Saratoga Proxy Consulting LLC
John Ferguson / Joe Mills, 212-257-1311
jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Profile
Greg Marose / Charlotte Kiaie, 347-343-2999
gmarose@profileadvisors.com / ckiaie@profileadvisors.com

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